Exhibit 99.1

Cooke Inc. Agrees to Acquire Omega Protein Corporation

for $22.00 Per Share

●	Omega Protein’s Stockholders to Receive $22.00 Per Share in Cash
●	Transaction Valued at Approximately $500 Million
●	Transaction Represents Key Strategic Addition for the Global Seafood Company

SAINT JOHN, NEW BRUNSWICK, CANADA & HOUSTON, TEXAS – October 6, 2017 – Cooke Inc. (“Cooke”), a New Brunswick company and parent of Cooke Aquaculture Inc., and Omega Protein Corporation (“Omega Protein” or the “Company”), a nutritional product company and a leading integrated provider of specialty oils and specialty protein products, today announced that they have entered into a definitive agreement (the “Merger Agreement”) under which Cooke will acquire all outstanding shares of Omega Protein for $22.00 per share in cash. The transaction price represents a premium of 32.5% to Omega Protein’s closing share price on October 5, 2017. The Merger Agreement has been unanimously approved by the Board of Directors of each of Omega Protein and Cooke.

“We are very pleased to sign this agreement with Omega Protein,” said Glenn Cooke, CEO of Cooke Inc. “Omega Protein will provide us with another platform in Cooke’s growth strategy through further diversification in the supply side of the business. We believe this will be a very good fit between our two cultures. Omega Protein has a 100-year history with an experienced and dedicated workforce, which we value, and a tradition of operating in small, coastal towns and communities that we share. Their focus on sustainable aquaculture and agriculture and the production of healthy food is also a great fit with our experience and culture.”

Cooke carries on the business of finfish aquaculture globally through its wholly-owned subsidiary Cooke Aquaculture Inc. The New Brunswick, Canada based Cooke family also has significant investments in wild fisheries globally through their ownership of Cooke Seafood USA, Inc. and Icicle Seafoods, Inc. Cooke Aquaculture Inc. is an aquaculture corporation founded in Blacks Harbour, New Brunswick, Canada with salmon farming operations in Atlantic Canada (operated by its affiliate, Kelly Cove Salmon Ltd.), the United States (Maine and Washington), Chile and Scotland, as well as seabass and seabream farming operations in Spain. In 2015, Cooke Seafood USA, Inc. was created, and grew rapidly through the acquisitions of Wanchese Fish Company, Inc. in the USA and the assets of Fripur S.A., the largest fishing company in Uruguay. The Cooke family also acquired Icicle Seafoods, Inc. in 2016. The addition of Omega Protein serves as a perfect strategic piece for the Cooke family of companies.

“We are excited about the agreement, which we believe recognizes the value of Omega Protein’s successful, 100-year-old fishing business and also provides stockholders with an immediate premium,” said Bret Scholtes, President and CEO of Omega Protein. “Cooke is a family owned company and in many ways, reminds us a lot of ourselves and this agreement is the perfect fit for the two companies. Cooke is a highly-regarded and responsible leader in the global fishing and seafood industry.”

Transaction Highlights

The transaction – which is expected to close near the end of 2017 or early in 2018 – is subject to the approval of Omega Protein stockholders, certain regulatory approvals and other customary closing conditions.

BMO Capital Markets is providing committed financing for the transaction.

Advisors

BMO Capital Markets is serving as the buy-side financial advisor, Kelley Drye & Warren LLP is serving as legal counsel and Deloitte LLP is acting as financial and tax due diligence advisor to Cooke.

Jones Day is serving as counsel to BMO Capital Markets, and Morgan, Lewis & Bockius LLP is serving as legal counsel to Cooke, in connection with the committed financing.

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Omega Protein and provided a fairness opinion to its Board of Directors. Vinson & Elkins L.L.P. is serving as legal counsel to Omega Protein.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils, specialty protein products and nutraceuticals.

The Company operates seven manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

About The Cooke Family of Companies

The Cooke Family of Companies includes global aquaculture divisions under Cooke Inc. and its wholly-owned subsidiary Cooke Aquaculture Inc. as well as a Canadian aquaculture division operated by its affiliate, Kelly Cove Salmon Ltd. The Cooke family of companies also includes seafood divisions under Cooke Seafood USA, Inc. and Icicle Seafoods, Inc. Cooke Aquaculture is a vertically-integrated aquaculture corporation based in Blacks Harbour, New Brunswick, Canada with salmon farming operations in Atlantic Canada (operated by its affiliate, Kelly Cove Salmon Ltd.), the United States (Maine and Washington), Chile and Scotland as well as seabass and seabream farming operations in Spain. Aquaculture operations include land-based juvenile production, marine farms, processing and distribution facilities and a global sales and marketing team as well as a full value chain service and supply sector.

In 2015, the Cooke family entered the wild fishery, creating Cooke Seafood USA, Inc. which acquired Wanchese Fish Company, Inc. In 2016, the family expanded its investments in the wild fisheries through their acquisitions of Icicle Seafoods, Inc., in the USA and the assets of Fripur S.A., the largest fishing company in Uruguay. The Cooke family of companies employ approximately 5,000 people world-wide.

Fishing and farming isn’t just what we do. It’s who we are. What started as an undying family passion for the sea, passed down from one generation to the next, has been transformed into a global company. Today, the Cooke family of companies produce some of the very best seafood in the world.

Our mission is to be a global seafood leader driven by an innovative team that delivers superior products, service, and value to our customers in a safe and environmentally sustainable manner.

Additional Information for Stockholders

The proposed transactions will be submitted to the stockholders of Omega Protein for their consideration. In connection with the proposed transaction, Omega Protein will file a proxy statement and other materials with the Securities and Exchange Commission (“SEC”). In addition, Omega Protein may also file other relevant documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Omega Protein at its website, www.omegaprotein.com, or at the SEC's website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Omega Protein by directing such request to Omega Protein Corporation, to the attention of the Corporate Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042.

Participants in the Solicitation

Omega Protein and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Omega Protein in connection with the proposed transaction. Information about the directors and executive officers of Omega Protein is set forth in the Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders of Omega Protein, which was filed with the SEC on April 28, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements in this press release are intended to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Omega Protein believes that forward-looking statements made by it are based on reasonable expectations; however, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Forward-looking statements involve statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include the words “estimate,” “project,” “anticipate,” “expect,” “predict,” “assume,” “believe,” “could,” “would,” “hope,” “may” or similar expressions. The statements in this press release that are not historical statements are forward-looking statements within the meaning of the federal securities laws, including, among other things, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, costs of the proposed transaction and other anticipated financial impacts of the proposed transaction. These statements are subject to numerous risks and uncertainties, many of which are beyond Omega Protein’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of Omega Protein’s stockholders; the timing to consummate the proposed transaction; the failure to satisfy the conditions to closing of the proposed transaction or the failure of the closing to occur; the risk that a regulatory or judicial approval (including approval under the Hart-Scott-Rodino Antitrust Improvement Acts of 1976, as amended, United States Maritime Administration approval and approval of the court Probation Officer) that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; adverse credit and equity market conditions; the loss of, or reduction in business with, key customers; legal proceedings; the ability to effectively identify and enter new markets; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Omega Protein’s SEC filings. Omega Protein’s filings may be obtained by contacting Omega Protein or the SEC or through Omega Protein’s web site at www.omegaprotein.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at http://www.sec.gov. Omega Protein undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACTS:

Chuck Brown, Communications Manager, Cooke Inc.

506-921-0402, chuck.brown@cookeaqua.com

Nell Halse, VP Communications, Cooke Inc.

506-651-2434, nhalse@cookeaqua.com

Bret Scholtes, President and CEO, Omega Protein Corporation

713-623-0060, publicaffairs@omegaprotein.com